Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127673

Prospectus Supplement

(To Prospectus Dated August 31, 2005)

ACCESS INTEGRATED TECHNOLOGIES, INC.

5,291,809 shares of Class A common stock

This prospectus supplement supplements our prospectus dated August 31, 2005 (the “Prospectus”) relating to the resale by selling stockholders of 5,291,809 shares of our Class A common, including 1,909,115 shares of Class A common stock purchased by certain security holders in our July 2005 private offering and 477,275 shares of our Class A common stock issuable upon the exercise of warrants issued to those security holders. The Prospectus may also be used by selling stockholders who exercised their piggyback registration rights with regard to 2,905,419 shares of our Class A common stock that they acquired in private transactions with us. You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement updates information in the Prospectus and, accordingly, to the extent consistent, the information in this prospectus supplement supersedes the information contained in the Prospectus.

The entries in the Selling Stockholders table concerning JMG Triton Offshore Fund, Ltd., JMG Capital Partners, LP, and Omicron Master Trust are amended as follows:

	Shares Beneficially Owned Prior to Offering (a)		Shares which may be offered Pursuant to this Offering	Shares Beneficially Owned After Offering

Name	Number	Percent	Number	Number(b)	Percent(a)

JMG Triton Offshore Fund, Ltd c/o Pacific Assets Management 11601 Wilshire Boulevard Suite 2180 Los Angeles, CA 90025	109,232 (x)	*	19,950 (x)	89,282	*

JMG Capital Partners, LP c/o JMG Capital Management 11601 Wilshire Boulevard Suite 2180 Los Angeles, CA 90025	109,232 (y)	*	19,950 (y)	89,282	*

Omicron Master Trust c/o Omicron Capital, L.P. 650 Fifth Avenue, 24th Floor New York, NY 10019	4,494 (ee)(rr)	*	4,494 (ee)(rr)	--	--

The following entities are added to the Selling Stockholders table:

	Shares Beneficially Owned Prior to Offering (a)		Shares which may be offered Pursuant to this Offering	Shares Beneficially Owned After Offering

Name	Number	Percent	Number	Number(b)	Percent(a)

Rockmore Investment Master Fund Ltd. c/o Rockmore Capital, LLC 150 E. 58th St., 28th Floor New York, NY 10155	2,084(ss)(tt)	*	2,084(ss)(tt)	--	--

Crestview Capital Master, LLC 95 Revere Drive, Suite A Northbrook, IL 60062	29,500(uu)(vv)	*	29,500 (uu)(vv)	--	--

The information in footnotes (w), (ee), (hh) and (rr) of the Selling Stockholders table is amended as follows:

1. Footnote (w) is deleted in its entirety.
2. Footnote (ee) is deleted in its entirety and replaced with the following:
(ee) Includes 4,494 shares of Class A common stock underlying warrants.
3. Footnote (hh) is deleted in its entirety.
4. Footnote (rr) is deleted in its entirety and replaced with the following:

(rr)    Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

Footnotes (ss) through and (vv) are added to the Selling Stockholders table as follows:
5. A new footnote (ss) appears as follows:
(ss) Includes 2,084 shares of Class A common stock underlying warrants.
6. A new footnote (tt) appears as follows:

(tt)    Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of January 29, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

7. A new footnote (uu) appears as follows:
(uu) Includes 29,500 shares of Class A common stock underlying warrants.
8. A new footnote (vv) appears as follows:

(vv)  Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2007.